Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Dan Coccoluto
Chief Financial Officer (Acting)
Omtool, Ltd.
603-898-8900, ext. 1446
coccoluto@omtool.com

Omtool Announces Profitable Quarterly Results of $0.23 per Share on Increased Revenues

SALEM, N.H.—(BUSINESS WIRE)—Jan. 20, 2004—Omtool, Ltd. (NASDAQ: OMTL - News) today announced its financial results for the fourth quarter and year ended December 31, 2003. Total revenues for the fourth quarter were approximately $3.9 million and the Company achieved a net profit of approximately $400,000 or $0.23 per share. The Company had revenues of approximately $3.7 million for the fourth quarter of 2002 and $3.5 million for the third quarter of 2003. During those quarters, the Company recorded net losses of approximately $(246,000) or $(0.14) per share and $(922,000) or $(0.53) per share respectively. The third quarter results of 2003 included a previously-announced restructuring charge of $807,000 and a gain of $50,000 on a stock sale. The Company’s cash and cash equivalents balance increased by approximately $460,000 during the quarter to a balance of approximately $8.2 million as of December 31, 2003.

For the twelve-month period ended December 31, 2003, total revenues were $13.7 million versus total revenues of $14.5 million for the same period in 2002. For the twelve months ended December 31, 2003, the Company recorded a net loss of approximately $(1.9 million) or $(1.11) per share as compared to a net loss of approximately $(5.5 million) or $(3.08) per share for the twelve months ended December 31, 2002.

The Company’s revenue increased during each quarter of 2003. The increased revenue level in conjunction with reduced operating expenses resulted in the Company achieving profitability. Given the current revenue and operating expense trends, the Company currently expects its quarterly revenue and profitability results in 2004 to be better than the results for the comparable quarter in 2003.

“I am very pleased with our progress” said Robert Voelk, Omtool’s president and chief executive officer. Mr. Voelk also noted, “although the last few years have been difficult, due in large part to the dual issues of a weak technology spending environment and the expense and disruption associated with the complete revamping of our products, I believe we are now well-positioned for growth and continuing profitability for the foreseeable future. With the January 2004 release of AccuRoute 2.0, we can now offer customers a single, up to date product that delivers on our vision for the standardized routing, archiving and management of documents, either in paper or electronic form. We believe AccuRoute® provides a significant, tangible value proposition for our customers.”

About Omtool, Ltd.

Omtool provides enterprise document messaging applications that streamline workflows, reduce costs and ensure secure, confidential e-document exchange.  Omtool accomplishes this by integrating with industry-leading e-mail messaging, enterprise resource and document management systems to add secure delivery and high volume fax functionality to a company’s existing communication infrastructure.  Because paper remains an integral part of many business processes, Omtool also provides technology that incorporates electronic delivery, security and billing functionality into commonly used multifunction and scanning devices.  Based in Salem, N.H., and with an office in the United Kingdom, the company can be contacted at 800-886-7845 or www.omtool.com.

The consolidated statement of operations and condensed consolidated balance sheet follows.

OMTOOL, LTD.

Consolidated Summary of Financial Data

(in Thousands, except Per Share Amounts)

Consolidated Statements of Operations

(Unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Revenues:
Software license	$1,130	$1,332	$4,102	$4,373
Hardware	940	590	2,767	2,734
Service and other	1,813	1,763	6,878	7,370
Total revenues	3,883	3,685	13,747	14,477
Cost of revenues:
Software license	42	109	280	347
Hardware	628	371	1,859	1,769
Service and other	738	815	3,152	3,282
Total cost of revenues	1,408	1,295	5,291	5,398
Gross profit	2,475	2,390	8,456	9,079
Operating expenses:
Sales and marketing	1,038	1,295	4,745	6,150
Research and development	452	533	2,187	2,815
General and administrative	593	811	2,947	4,559
Restructuring charge	—	—	807	—

Total operating expenses	2, 083	2,639	10,686	13,524
Profit / (Loss) from operations	393	(249)	(2,230)	(4,445)
Interest and other income	18	33	140	181
Loss before (benefit) provision	411	(216)	(2,090)	(4,264)
Tax (benefit) / provision	11	30	(144)	1,225
Net profit / (loss)	$400	$(246)	$(1,946)	$(5,519)

Net profit/ (loss) per share
Basic	$0.23	$(0.02)	$(1.11)	$(0.44)
Diluted	$0.23	$(0.02)	$(1.11)	$(0.44)

Weighted average number of common shares outstanding
Basic	1,750	1,745	1,747	1,794
Diluted	1,779	1,745	1,747	1,794

Consolidated Balance Sheets

	Dec. 31, 2003	Dec. 31, 2002
	(Unaudited)
Assets:
Cash and cash equivalents	$8,242	$8,192
Short-term investments	—	1,597
Accounts receivable, net	1,535	1,665
Inventory	38	188
Prepaids and other	268	420
	10,083	12,062
Property and equipment, net	395	616
Other assets	14	14
	$10, 492	$12,692
Liabilities and stockholders’ equity:
Accounts payable	$884	$1,019
Accrued expenses	1,203	1,665
Accrued state sales tax	1,010	1,276
Accrued restructuring	444	—
Deferred revenue	3,512	3,398
	7,053	7,358
Stockholders’ equity	3,439	5,334
	$10,492	$12,692

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This press release contains forward-looking statements, including, without limitation, statements regarding the Company’s future financial and operating performance, including sales and customer interest in the AccuRoute™ product, quarterly revenue and profitability increases, the potential for growth, the reduction in operating expenses and the future plans of Company management.  These forward-looking statements are neither promises nor guarantees, but are subject to risk and uncertainties that could cause actual results to differ materially from the expectations set forth in the forward-looking statements, including but not limited to, risks associated with the introduction of new product offerings, including the AccuRoute™, Genidocs™, Genifax and Swiftwriter™ software products, the success of the Company’s channel sales strategies, business partner strategies and new marketing efforts, the continuation of market demand for fax-based software solutions, fluctuations in quarterly results of operations, dependence on continuing market acceptance of Fax Sr. NT™ software, changes in the regulatory environment, dependence on continuing growth in the number of organizations implementing secure electronic document exchange, competition, the Company’s ability to complete development of, and market acceptance of new products, including the AccuRoute, Genidocs, Genifax and Swiftwriter software products, product enhancements, the risks associated with reductions in staff and those other risk factors described in the Company’s periodic reports and registration statements as filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2003 and the Company’s Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission on May 5, 2003, August 8, 2003 and November 13, 2003.  Reported results should not be considered an indication of future performance.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Omtool undertakes no responsibility to update any such forward-looking statements.